EXHIBIT 10.2

                                                 The Association for Arbitration
                                                         and Disputes Resolution

IN FRONT OF THE MEDIATOR, JUDGE (RETIRED) URI GOREN

In the mediation procedure between:

SECU-SYSTEM LTD (hereinafter -the Plaintiff)

And

SUPERCOM LTD (hereinafter - SuperCom)

AND KIRI VERIFICATION TECHNOLOGIES LTD. (in its current name: INKSURE LTD. - hereinafter - Inksure)

(hereinafter together - the Defendants)

                             THE MEDIATOR'S DECISION

     1. The parties are litigating among themselves for years and an action is still pending among them in the Tel-Aviv-Jaffa District Court (C.C. 3120/99), until they were referred by the honorable Court to a mediation process.

     2. The parties sat through three mediation meetings, and eventually the Mediator proposed that the Defendants will pay the Plaintiff a settlement amount, which will be determined by the Mediator according to his sole discretion, provided, however, that the settlement amount will be determined in the range between NIS 1.5 million and NIS 2 million, and that after the parties' counsels will take their oral arguments in front of the Mediator - and that was carried out.

     3. The parties agreed in writing in a settlement agreement dated July 25, 2010, which is an integral part of the Mediator's decision and which they must fulfill according to its terms after the determination of the final settlement amount in accordance with this decision.

     4. After I considered all of the case's circumstances, and the factual and legal difficulties that the parties' counsels came across, and the time invested by the parties' counsels and the professional way in which they carried out their duties, without spoiling their professional relationship - I decided to determine the settlement amount at NIS 1,786,000 (one million seven hundred eighty six thousand New Israeli Shekels), so that each Defendant's share shall be an amount of NIS 893,000 (eight hundred ninety three thousand New Israeli Shekels).

     5. As part of the service, which will be provided to the parties in the future - the parties can defer to me for any clarifications or help in carrying out the settlement agreement between them - without me billing them.

     6. I apologize for the delay in rendering my decision, which was caused due to the fact that I was busy in recent time in preparing the Committee Report on the Criteria for Eligibility in Assistance from the Defense Ministry Rehabilitation Department, which I plan to submit to the Prime Minister this coming Sunday.

     Rendered today, November 30, 2010, in my chamber.

     /s/ Uri Goren
     ---------------
     Uri Goren

The Association for Arbitration and Disputes Resolution - 4 Berkowitz St., Museum Tower, P.O. Box 33111, Tel Aviv 61330,
Tel: 03-6935288, Fax, 03-6935289
Haifa Branch - 15 PalYam St., Sail Tower, Haifa 31002

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